CST Brands, Inc. Reports Third Quarter 2016 Results

•
Third Quarter 2016 Net Income of $260 million, or $3.41 per diluted share compared to the Third Quarter 2015 Net Income of $85 million or $1.12 per diluted share. Excluding certain items discussed below from the Third Quarter of 2016 and the gain from the Company's sale of its California and Wyoming convenience stores, earnings per diluted share was $0.51 compared to earnings per diluted share of $1.12 for the same period of 2015

•	Compared to Third Quarter 2015, U.S. Merchandise & Services Gross Profits grew 19% and Canadian Merchandise & Services Gross Profits grew 5%

•	Opened 13 new stores during the Third Quarter 2016 and a total of 29 stores year-to-date

San Antonio, Texas, November 7, 2016 – CST Brands, Inc. (NYSE: CST), one of the largest independent retailers of motor fuels and convenience merchandise in North America, today reported financial results for the third quarter ended September 30, 2016.
Kim Lubel, Chairman and CEO of CST Brands said, “We performed well during the quarter despite the comparison with a very strong fuel margin in the third quarter 2015. Our U.S. business grew merchandise and services gross profit 19% on increased sales and margins, while our Canadian stores grew merchandise and services gross profits 5% with a 3% improvement in same store sales. We also continued to execute on our organic growth plans with the addition of thirteen new-to-industry stores during the quarter and 29 stores year-to-date." Lubel added, "We continue to work toward completing our merger with Circle K and we currently anticipate closing on the transaction in early 2017."
Third Quarter Results
For the three month period ended September 30, 2016, the Company reported net income of $260 million, or $3.41 per diluted share compared to net income of $85 million, or $1.12 per diluted share, for the same period in 2015. This improvement in net income was driven by a gain on the sale of assets and an increase in both the U.S. and Canadian merchandise and services gross profit during the quarter. For the three month period ended September 30, 2016, included in net income are certain special items consisting of a gain from the Company's sale of its California and Wyoming convenience stores, offset by certain acquisition expenses, merger-related expenses, legal expenses and professional fees totaling approximately $221 million, net of tax, or $2.90 per share. Excluding these special items, net income would have been $39 million, or $0.51 per diluted share, for the three month period ended September 30, 2016. There were no such special items in the 2015 period.
EBITDA was $461 million for the three month period ended September 30, 2016 compared to $174 million for the same period in 2015, or a 165% increase. The increase in EBITDA was due primarily to a $347 million gain on the sale of the Company's California and Wyoming convenience stores during the quarter (Non-GAAP measures, including adjusted net income, adjusted earnings per share and EBITDA, as described, are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).
U.S. merchandise and services gross profit increased 19% when compared to the third quarter of 2015, primarily driven by an overall increase in merchandise and services sales and gross profits in the Company's U.S. core and New-to-Industry (“NTI”) store sales, aided by acquisition and organic growth, including the Company’s acquisition of the Flash Foods stores. Same store merchandise and services sales per store per day declined 3% during the third quarter of 2016, primarily due to softness in parts of South Texas caused by a decrease in economic activity in the energy related sector.
Motor fuel gross profit in the U.S. for the third quarter of 2016 was $95 million versus $150 million in the same quarter of 2015. The decline in motor fuel gross profit was primarily attributable to a decline in motor fuel gross profit, net per gallon ("cents per gallon" or "CPG"), which was partially offset by a 13% increase in motor fuel gallons sold, due to the Company's expanded core network, which includes Flash Foods. Crude oil prices were more volatile during the third quarter of 2015 than the third quarter of 2016, as the daily spot price of West Texas Intermediate crude oil decreased approximately 20% during the third quarter of 2015 compared to approximately 3% during the third quarter of 2016.

In Canada, motor fuel gross profit increased 3% and merchandise and services gross profit increased 5% when compared to the third quarter of 2015, primarily driven by an increase in volume of motor fuel sold along with an improvement in merchandise and services sales driven by an increase in the average number of retail sites. On a same-store basis, merchandise and services sales per site per day increased 3% in Canada when compared to the third quarter of 2015, primarily due to growth in the grocery and packaged beverage business.
Nine Months Results
For the nine month period ended September 30, 2016, the Company reported net income of $306 million, diluted earnings per common share of $4.02 and EBITDA of $638 million. For the nine month period ended September 30, 2015, the Company reported net income of $124 million, diluted earnings per common share of $1.61 and EBITDA of $320 million. The 99% growth in year-to-date EBITDA in 2016 over 2015 was driven by a gain on the sale of the Company's California and Wyoming convenience stores during the third quarter and by continued improvement in the Company's merchandise and services gross profits (Non-GAAP measures, including EBITDA, are described and are reconciled to the corresponding GAAP measures in the Supplemental Disclosure section of this release).
Liquidity and Capital Resources
For the nine months ended September 30, 2016, cash flow provided by operating activities totaled $250 million. Cash flow used in investing activities was $308 million, primarily related to capital expenditures and the Flash Foods acquisition. Total capital expenditures, excluding acquisitions, for the nine months ended September 30, 2016 and 2015 were $239 million and $203 million, respectively. Cash flow used in financing activities was $65 million, including net payments on CST Brands' revolving credit facility of $10 million, dividends paid of $15 million and payments of $50 million on CST Brands' term loan. The effect of foreign currency exchange rates was a decrease in cash of $1 million. Overall, cash decreased by $124 million. Cash, as of September 30, 2016, was $189 million.
As of November 4, 2016, approximately $349 million was available for future borrowings under CST Brands' revolving credit facility.
Basis of Presentation
The CST Brands Statements of Income are presented on a consolidated basis; however, the amounts presented account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica. Therefore, the U.S. Retail segment includes in cost of sales the wholesale fuel costs for sites supplied by CrossAmerica and operating expenses include rent from sites leased from CrossAmerica. Consolidated financial statements that include CrossAmerica are provided in CST Brands’ September 30, 2016 Form 10-Q.
Withdrawal of Guidance and Conference Call
As previously reported, on August 21, 2016, CST Brands entered into an Agreement and Plan of Merger with Circle K Stores Inc., a Texas corporation (“Circle K”). Under the terms of the merger agreement, CST will be merged with a subsidiary of Circle K. Circle K is a wholly owned subsidiary of Alimentation Couche-Tard Inc. On October 11, 2016, CST filed a proxy statement in connection with a special meeting of its stockholders for such stockholders to consider adoption of the merger agreement. The special meeting is scheduled to be held on November 16, 2016.
In light of the pending merger, CST will not be issuing financial guidance regarding the Company's projected financial performance and will not be hosting a third quarter earnings conference call.

CST BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME(a)
(Millions of Dollars, Except per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Operating revenues	$2,466	$2,506	$7,018	$7,268
Cost of sales	2,115	2,128	6,038	6,344
Gross profit	351	378	980	924
Operating expenses:
Operating expenses	204	176	599	516
General and administrative expenses	35	31	106	101
Depreciation, amortization and accretion expense	44	34	128	100
Total operating expenses	283	241	833	717
Gain on the sale of assets, net	350	—	351	7
Operating income	418	137	498	214
Other income, net	—	2	15	6
Interest expense	(11)	(10)	(34)	(30)
Equity in earnings (loss) of CrossAmerica	(1)	1	(3)	—
Income before income tax expense	406	130	476	190
Income tax expense	146	45	170	66
Net income	$260	$85	$306	$124

Earnings per common share
Basic earnings per common share	$3.42	$1.12	$4.03	$1.61
Weighted-average common shares outstanding (in thousands)	75,684	75,565	75,603	76,384
Earnings per common share - assuming dilution
Diluted earnings per common share	$3.41	$1.12	$4.02	$1.61
Weighted-average common shares outstanding - assuming dilution (in thousands)	76,221	75,903	76,053	76,724

Dividends declared per common share	$—	$0.0625	$0.1250	$0.1875
(a) The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments on the following pages are presented before intercompany eliminations with CrossAmerica. Therefore, the U.S. Retail segment includes in cost of sales the wholesale fuel costs for sites supplied by CrossAmerica and operating expenses include rent from sites leased from CrossAmerica.

Segment Results
U.S. Retail
The following tables highlight the results of operations and certain operating metrics of the Company’s U.S. Retail segment (millions of dollars, except number of convenience stores, per site per day and per gallon amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Operating revenues:
Motor fuel	$1,162	$1,236	$3,341	$3,499
Merchandise and services(a)	474	404	1,361	1,140
Other(b)	1	1	2	2
Total operating revenues	$1,637	$1,641	$4,704	$4,641
Gross profit:
Motor fuel–before amounts attributable to CrossAmerica	$99	$155	$258	$282
Motor fuel–amounts attributable to CrossAmerica	(4)	(5)	(15)	(10)
Motor fuel–after amounts attributable to CrossAmerica	95	150	243	272
Merchandise and services(a)	160	135	461	374
Other(b)	1	1	2	2
Total gross profit	256	286	706	648
Operating expenses:
Operating expenses	151	125	439	356
Depreciation, amortization and accretion expense	34	25	98	72
Total operating expenses	185	150	537	428
Gain on sale of assets, net	347	—	347	7
Operating income	$418	$136	$516	$227

Core store operating statistics:(c)
End of period core stores	1,154	1,027	1,154	1,027
Motor fuel sales (gallons per store per day)	5,150	5,226	5,156	5,150
Motor fuel sales (per store per day)	$10,661	$13,053	$10,271	$12,435

Motor fuel gross profit per gallon, net of credit card fees	$0.178	$0.314	$0.155	$0.195
CST Fuel Supply wholesale profit attributable to CrossAmerica(e)	(0.009)	(0.009)	(0.009)	(0.005)
Motor fuel gross profit per gallon, net of credit card fees(d), (e)	$0.169	$0.305	$0.146	$0.190

Merchandise and services sales (per store per day)(a)	$4,364	$4,294	$4,180	$4,013
Merchandise and services gross profit percentage, net of credit card fees(a)	33.7%	33.4%	33.9%	32.9%

U.S. Retail (continued)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Company-operated retail stores:
Beginning of period	1,225	1,025	1,049	1,021
NTIs opened	9	3	22	9
Acquisitions	—	—	165	22
Closed or divested	(80)	(1)	(82)	(25)
End of period	1,154	1,027	1,154	1,027
End of period non-core retail stores	—	—	—	—
End of period core retail stores	1,154	1,027	1,154	1,027

Core store same-store information(c),(f):
Company-operated retail stores(g)	939	939	933	933
NTIs included in core same-store information(f)	82	82	76	76
Motor fuel sales (gallons per store per day)	5,074	5,142	5,016	5,033
Merchandise and services sales (per store per day)(a)	$4,329	$4,457	$4,199	$4,228
Merchandise and services gross profit percent, net of credit card fees(a)	34.0%	33.4%	34.0%	32.9%
Merchandise and services sales, ex. cigarettes (per store per day)(a)	$3,225	$3,303	$3,106	$3,106
Merchandise and services gross profit percent, net of credit card fees and ex. cigarettes(a)	39.9%	39.5%	40.0%	39.0%
Merchandise and services gross profit dollars(a)	$127	$129	$365	$354
Notes to U.S. Retail Segment Results
(a) Includes the results from car wash sales and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and ATM fees.
(b) Primarily consists of rental income.
(c) Represents the portfolio of core retail stores and excludes recently acquired retail stores that are being integrated or are under performance evaluation to determine if they are: (a) to be fully integrated into the existing core retail operations of CST, (b) to be converted into a dealer, or (c) other strategic alternatives, including divestiture or longer term operation by CrossAmerica. All NTIs are core stores and accordingly are included in the core system operating statistics. For the period of February 1 to March 31, 2016, Flash Foods stores were classified as non-core. Effective April 1, 2016, the Flash Foods stores are included in the U.S. Retail Segment’s core-store operations. Accordingly, their operations are excluded from the core system operating statistics for a portion of the nine-month period ended September 30, 2016, but are included in full for the three months ended September 30, 2016.
(d) Includes $0.05 per gallon of wholesale fuel distribution profit.
(e) CrossAmerica owns a 17.5% limited partner equity interest in CST Fuel Supply, which is the sole owner of CST Marketing & Supply, which distributes motor fuel to the company's retail operations at a net $0.05 per gallon margin. A separate entity, Fuel South LLC, distributes motor fuel to the Flash Foods retail operations.
(f) The same-store information consists of aggregated individual store results for all stores in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same-store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared. NTIs are included in the core same-store metrics when they meet this criteria.

(g)	Includes 7 retail sites that do not sell motor fuel, which were acquired in the Nice N Easy acquisition.

Canadian Retail
The following tables highlight the results of operations and certain operating metrics of the Canadian Retail segment (millions of U.S. dollars, except number of retail sites, per site per day and per gallon amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Operating revenues:
Motor fuel	$684	$734	$1,881	$2,178
Merchandise and services(a)	75	70	202	194
Other(b)	70	61	231	255
Total operating revenues	$829	$865	$2,314	$2,627
Gross profit:
Motor fuel	$63	$61	$169	$170
Merchandise and services(a)	22	21	63	61
Other(b)	10	10	42	45
Total gross profit	95	92	274	276
Operating expenses:
Operating expenses	53	51	160	160
Depreciation, amortization and accretion expense	10	9	30	28
Total operating expenses	63	60	190	188
Gain on sale of assets, net	3	—	4	—
Operating income	$35	$32	$88	$88

Total retail sites (end of period):
Company-operated (fuel and merchandise)	309	291	309	291
Commission agents and dealers (fuel only)	498	497	498	497
Cardlock (fuel only)	72	72	72	72
Total retail sites (end of period)	879	860	879	860

Average retail sites during the period:
Company-operated (fuel and merchandise)	307	292	306	293
Commission agents and dealers (fuel only)	496	496	495	495
Cardlock (fuel only)	72	72	72	72
Average retail sites during the period	875	860	873	860

Total system operating statistics:
Motor fuel sales (gallons per site per day)	3,355	3,270	3,171	3,188
Motor fuel sales (per site per day)	$8,508	$9,273	$7,865	$9,279
Motor fuel gross profit per gallon, net of credit card fees	$0.231	$0.237	$0.222	$0.227

Company-operated retail site statistics:
Merchandise and services sales (per site per day)(a)	$2,630	$2,603	$2,405	$2,425
Merchandise and services gross profit percentage, net credit card fees(a)	30.3%	30.4%	31.4%	31.6%

Canadian Retail (continued)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Company-operated statistics(c)	2016	2015	2016	2015
Retail sites:
Beginning of period	305	292	303	293
NTIs opened	4	—	7	2
Acquisitions	—	—	—	—
Conversions, net(d)	—	—	1	—
Closed or divested	—	(1)	(2)	(4)
End of period	309	291	309	291

Average foreign exchange rate for $1 CAD to USD	0.76390	0.76373	0.75711	0.79413

Same store information ($ amounts in CAD):(e),(f)
Company-operated retail sites	288	288	287	287
NTIs included in same store information	35	35	34	34
Motor fuel sales (gallons per site per day)	3,517	3,478	3,395	3,415
Merchandise and services sales (per site per day)(a)	$3,488	$3,387	$3,218	$3,087
Merchandise and services gross profit percent, net of credit card fees(a)	30.3%	30.8%	31.5%	31.6%
Merchandise and services sales, ex. cigarettes (per site per day)(a)	$1,890	$1,840	$1,742	$1,690
Merchandise and services gross profit percent, net of credit card fees and ex. cigarettes(a)	42.4%	42.3%	43.5%	43.3%
Merchandise and services gross profit dollars(a)	$28	$28	$80	$76

Commission agent and dealer statistics(c)
Retail sites:
Beginning of period	496	495	494	495
New dealers	5	3	12	6
Conversions, net(d)	—	—	(1)	—
Closed or de-branded	(3)	(1)	(7)	(4)
End of period	498	497	498	497

Same Site Information(f):
Commission agent and dealer retail sites	467	467	464	464
Motor fuel sales (gallons per site per day)	2,921	2,897	2,691	2,729
Notes to Canadian Retail Segment Results

(a)	Includes the results from car wash sales, commissions from lottery and ATM fees.

(b)	Primarily consists of the business and home energy operations.

(c)
Company-operated retail stores sell motor fuel and merchandise. The company sells only motor fuel at commission agent and dealer sites. We do not currently distinguish between core and non-core stores in the Canadian Retail segment. All sites in the Canadian Retail segment are core stores.

(d)
Conversions represent stores that have changed their classification from commission agents to company-owned and operated or vice versa. Changes in classification result when we either take over the operations of commission agents or convert an existing company-owned and operated store to commission agents.

(e)	All amounts presented are stated in Canadian dollars to remove the impact of foreign exchange and all fuel information excludes amounts related to cardlock operations.

(f)
The same-store and same-site information consists of aggregated individual store results for all sites in operation substantially throughout both periods presented. Stores that were temporarily closed for a brief period of time during the periods being compared remain in the same-store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been in operation for substantially all of the periods being compared. NTIs are included in the same-store metrics when they meet this criteria.

Supplemental Disclosure Regarding Non-GAAP Financial Information
EBITDA is a non-U.S. GAAP financial measure that represents net income before income taxes, interest expense and depreciation, amortization and accretion expense. EBITDAR is a non-U.S. GAAP financial measure that further adjusts EBITDA by excluding minimum rent expense. Adjusted net income and adjusted earnings per share remove certain discrete items from the U.S. GAAP calculation that did not occur during both periods being compared. The Company believes that EBITDA, EBITDAR, adjusted net income and adjusted earnings per share are useful to investors and creditors in evaluating its operating performance because (a) they facilitate management’s ability to measure the operating performance of the Company's business on a consistent basis by excluding the impact of items not directly resulting from its retail operations and certain discrete items that did not occur in bother periods being compared; and (b) securities analysts and other interested parties use such calculations as a measure of financial performance. EBITDA, EBITDAR, adjusted net income and adjusted diluted earnings per share do not purport to be alternatives to net income and diluted earnings per share as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, EBITDAR, adjusted net income and adjusted diluted earnings per share have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results of operations as reported under U.S. GAAP.
The following table presents a reconciliation of CST’s net income to EBITDA and EBITDAR for the three and nine months ended September 30, 2016 and 2015 and adjusted net income and adjusted diluted earnings per common share for the three months ended September 30, 2016 and 2015 (in millions except per share data or as otherwise noted):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
EBITDA and EBITDAR:
CST net income(a)	$260	$85	$306	$124
Interest expense	11	10	34	30
Income tax expense	146	45	170	66
Depreciation, amortization and accretion	44	34	128	100
EBITDA	461	174	638	320
Minimum rent expense(b)	15	11	39	28
EBITDAR	$476	$185	$677	$348

CST net income	$260	$85
Gain on sale of assets	(350)	—
Merger, acquisition and discrete professional fees	7	—
Severance	2	—
Tax expense (benefit)	120	—
Adjusted net income	$39	$85

Diluted earnings per common share	$3.41	$1.12
Gain on sale of assets	(4.59)	—
Merger, acquisition and discrete professional fees	0.09	—
Severance	0.03	—
Tax expense (benefit)	$1.57	$—
Diluted earnings per common share - adjusted	$0.51	$1.12

Weighted-average common shares outstanding - assuming dilution (in thousands)	76,221	75,903

(a)
The CST Brands, Inc. Statements of Income are presented on a consolidated basis; however, the amounts presented in the table above account for CST’s investment in CrossAmerica under the equity method of accounting. CrossAmerica is a consolidated variable interest entity; however, management reviews the results of operations of CrossAmerica under the equity method of accounting because of CST’s limited ownership interest of CrossAmerica’s outstanding units. Net income and earnings per share attributable to CST are unchanged under the equity method of accounting from consolidating CrossAmerica. CST’s operating segments are presented before intercompany eliminations with CrossAmerica. Therefore, the U.S. Retail segment includes in cost of sales the wholesale fuel costs for sites supplied by CrossAmerica and operating expenses include rent from sites leased from CrossAmerica.

(b)	Minimum rent expense is defined in the CST Credit Facility as rent expense accrued during the period in accordance with U.S. GAAP, less contingent rentals.

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,000 Team Members at over 2,000 locations throughout the Southwestern United States, Georgia, Florida, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and prepared fresh food. In the U.S., Corner Stores, Nice N Easy Grocery Shoppes, and Flash Foods stores proudly sell a broad offering of branded and unbranded fuel and proprietary baked goods and fresh food, packaged private label products, U Force energy and sport drinks, Freestyle soft drinks and signature ICEE drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee, proprietary baked goods and fresh food and private label packaged goods. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com

Contacts

Investors:	Randy Palmer, Executive Director – Investor Relations, 210-692-2160

Media:	Lisa Koenig, Director of Communications, 210-692-2659 or
The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772
Safe Harbor Statement
Statements made in this press release relating to future plans, events, or financial condition or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as "expect," "plan," "anticipate," "intend," "outlook," "guidance," "believes," "should," "target," "goal," "forecast," "will," "may" or words of similar meaning. Forward-looking statements are likely to address matters such as the companies’ respective or combined anticipated sales, expenses, margins, tax rates, capital expenditures, profits, cash flows, liquidity and debt levels, as well as their pricing and merchandising strategies and their anticipated impact and intentions with respect to the construction of new stores, including additional quick service restaurants, and the remodeling and addition of new equipment and products to existing stores. These forward-looking statements are based on the companies’ current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements.
The following factors, among others, could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the transactions contemplated by the merger agreement in a timely manner or at all, including due to the failure to obtain the required stockholder approval or failure to receive necessary governmental or regulatory approvals required to complete the transactions contemplated by the merger agreement; (3) the risk of not fully realizing expected synergies in the timeframe expected or at all; (4) the risk that the proposed transactions disrupt current plans and operations, increase operating costs, result in management distraction and the potential difficulties in maintaining relationships with customers, suppliers and other third parties and employee retention as a result of the announcement and consummation of such transactions; (5) the outcome of any legal proceedings instituted against the companies following announcement of the merger agreement and transactions contemplated therein; and (6) the possibility that the companies may be adversely affected by other economic, business, and/or competitive factors.
Any number of other factors could affect actual results and events, including, without limitation; the ability to enhance operating performance through in-store initiatives, store remodel programs and the addition of new equipment and products to existing stores; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the companies’ markets; the effect of national and regional economic conditions on the convenience store industry and the companies’ markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the companies’ principal suppliers of fuel and merchandise, and their ability to continue to supply their stores; the companies’ financial leverage and debt covenants; a disruption of IT systems or a failure to protect sensitive customer, employee or vendor data; the actual operating results of new or acquired stores; environmental risks associated with selling petroleum products; governmental laws and regulations, including those relating to the environment and the impact of mandated health care laws; unanticipated legal and other expenses, and other risk factors described in the company's Definitive Proxy Statement, filed with the SEC on October 11, 2016, the Company's latest Annual Report on Form 10-K, filed with the SEC on February 19, 2016 and the Company's subsequent Quarterly Reports on Form 10-Q filed thereafter and other reports and documents we file with the SEC. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.